EX. 99.28(d)(24)(ii)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Crescent Capital Group LP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Crescent Capital Group LP, a limited partnership organized in the state of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 25th day of April, 2016 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the JNL/Crescent High Income Fund of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend the Schedule B to the Agreement to reflect fee reductions for the JNL/Crescent High Income Fund, effective January 1, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2018, attached hereto.

2.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective January 1, 2018.

Jackson National Asset Management, LLC		Crescent Capital Group LP

By:	/s/ Mark D. Nerud	By:	/s/ Joseph T. Viola
Name:	Mark D. Nerud	Name:	Joseph T. Viola
Title:	President and CEO	Title:	Chief Operating Officer

Schedule B
Dated January 1, 2018
(Compensation)

JNL/Crescent High Income Fund
Average Daily Net Assets	Annual Rate
$0 to $1 billion	0.35%
Amounts over $1 billion	0.30%

B-1